Exhibit 99.3
[LETTERHEAD OF LAZARD FRERES & CO. LLC]
CONSENT OF LAZARD FRÈRES & CO. LLC
     We hereby consent to (i) the use of our opinion letter, dated February 19, 2007, to the Board of Directors of Florida Rock Industries, Inc. (“Florida Rock”), included as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Virginia Holdco, Inc. relating to the proposed merger between Florida Rock and Vulcan Materials Company, and (ii) the references to such opinion in such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Dated: April 6, 2007

LAZARD FRERES & CO. LLC

By:	/s/ Marko C. Remec

Name	Marko C. Remec
Title	Managing Director